Lionbridge Announces Stockholder Approval and Closing of Acquisition by H.I.G. Capital

WALTHAM, Mass. - February 28, 2017 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), the market leader in translation and digital content services, today announced the stockholder approval and closing of the previously announced acquisition of Lionbridge by an affiliate of H.I.G. Capital, LLC (H.I.G.), a leading private equity firm. Under the terms of the acquisition agreement, Lionbridge stockholders are entitled to receive $5.75 in cash for each share of Lionbridge common stock they hold.

With the completion of the transaction, shares of Lionbridge common stock will no longer be listed on Nasdaq, and trading in Lionbridge shares will be suspended. Lionbridge is now a privately-held company and part of the portfolio of H.I.G. companies.

The proposal to adopt the merger agreement received the affirmative vote of the holders of a majority of the outstanding shares of Lionbridge common stock entitled to vote on the transaction. According to the final voting results, approximately 75.6% of the outstanding shares of common stock of Lionbridge, as of the close of business on January 27, 2017, the record date, voted and 91.3% of such shares voted in favor of the merger agreement.

All approvals, consents or consultations required to consummate the merger, including those under U.S. and international antitrust laws have been obtained or made, and accordingly, the related conditions to the consummation of the merger set forth in the merger agreement have been fully satisfied.

Union Square Advisors LLC acted as exclusive financial advisor to Lionbridge and provided a fairness opinion to the special committee of the Board of Directors of Lionbridge. Credit Suisse Securities (USA) LLC acted as lead financial advisor to H.I.G. in connection with the proposed transaction. Goodwin Procter LLP acted as legal advisor for Lionbridge, and Kirkland & Ellis acted as legal advisor to H.I.G.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide detail-critical business processes, including translation, online marketing, global content management and application testing solutions, which ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 27 countries. To learn more, visit www.lionbridge.com.

About H.I.G. Capital
H.I.G. is a leading global private equity and alternative assets investment firm with $21 billion of equity capital under management.* Based in Miami, and with offices in New York, Boston, Chicago, Dallas, Los Angeles, San Francisco, and Atlanta in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Milan, Paris, Bogotá, Mexico City and Rio de Janeiro, H.I.G. specializes in providing both debt and equity capital to small and mid-sized companies, utilizing a flexible and operationally focused/ value-added approach:

1.	H.I.G.’s equity funds invest in management buyouts, recapitalizations and corporate carve-outs of manufacturing and service businesses.

2.
H.I.G.’s debt funds invest in senior, unitranche and junior debt financing to companies across the size spectrum, both on a primary (direct origination) basis, as well as in the secondary markets. H.I.G. is also a leading CLO manager, through its WhiteHorse family of vehicles, and manages a publicly traded BDC, WhiteHorse Finance.

3.	H.I.G.’s real estate funds invest in value-added properties, which can benefit from improved asset management practices.

Since its founding in 1993, H.I.G. has invested in and managed more than 200 companies worldwide. The firm's current portfolio includes more than 100 companies with combined sales in excess of $30 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.
For additional information, refer to the Company’s filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

Contacts:
Sara Buda
Lionbridge Technologies
sara.buda@lionbridge.com
+1-978-964-1404

Matt Lozow
Managing Director, H.I.G. Capital
mlozow@higcapital.com
+1-212-506-0500

* Based on total capital commitments managed by H.I.G. Capital and affiliates.